Exhibit 99.1

Horace Mann Educators Corporation Prices Offering of Senior Notes

September 23, 2025

SPRINGFIELD, Ill.--(BUSINESS WIRE)-- Horace Mann Educators Corporation (NYSE: HMN) (the “Company” or “Horace Mann”) today announced the pricing of its offering of $300,000,000 aggregate principal amount of 4.700% Senior Notes due 2030 (the “Notes”). The transaction is expected to close on September 26, 2025, subject to the satisfaction of various customary closing conditions.

The Company intends to use the net proceeds from the issuance of the Notes for general corporate purposes, including repayment of the Company’s 4.50% Senior Notes due 2025.

The Notes will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-277784). The Company’s filings with the SEC can be viewed at no charge at the SEC’s website at www.sec.gov.

PNC Capital Markets LLC, BMO Capital Markets Corp. and J.P. Morgan Securities LLC acted as joint book-running managers.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Horace Mann

Horace Mann Educators Corporation is the largest multiline financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The Company offers individual and group insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, Horace Mann is headquartered in Springfield, Illinois.

Safe Harbor Statement

Certain statements included in this news release that are not historical in nature constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Horace Mann and its subsidiaries. Horace Mann cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond Horace Mann’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements included in this document. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-looking Information” sections included in Horace Mann’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC). The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Horace Mann does not undertake to update any particular forward-looking statement included in this document if we later become aware that such statement is not likely to be achieved.

Rachael Luber
Vice President, Investor Relations
217.788.5163
investorrelations@horacemann.com